Exhibit 99.1

American Lorain Corporation Announces Acquisition of Controlling Interest in Europe Based Chestnut Manufacturer and Distributor

JUNAN COUNTY, China, Feb. 13, 2014 /PRNewswire/ -- American Lorain Corporation (NYSE MKT: ALN) ("American Lorain" or the "Company"), an international processed snack foods, convenience foods, and frozen foods company based in the Shandong Province, China, today announced that it has acquired 51% share capital in Athena Group (“Athena”), a France based prepared foods manufacturer and distributor with a diversified product portfolio including chestnuts, bean sprouts, as well as a variety of other Asian imported food products, for an aggregate cash consideration of €1,995,000, or approximately US$2,702,650.

The Athena Group was founded in 1968 and currently operates two factories based in France and one factory in Portugal. It is a leading brand and one of the largest producer of canned chestnuts and bean sprouts products in France. The France operation owns two highly automated production lines which are considered Europe-leading in technology and capacity. The Portuguese factory was established in 2013 and is located near Portugal’s main chestnut producing region, which is essential to sufficient supply of raw materials given the falling chestnut output in Europe in recent years.

Meanwhile, Athena is currently one of the largest supplier of Asian foods to French supermarket chains and has a variety of imports such as coconut milk, noodle, soy sauce, and rice paper from China, Thailand, Malaysia, etc.

After over 40 years of development, Athena’s sales channel now covers over 80% of the supermarket chains in France and besides sales generated under its own brand, it is also a main supplier for private brand chestnut, bean sprout and imported Asian food products for big supermarket such as Carrefour and Auchan in France.

Mr. Si Chen, Chairman and CEO of American Lorain, commented: “we are extremely pleased to announce to investors this acquisition in France. American Lorain has been giving increasing emphasis in recent years to building a stronger international sales network and this acquisition marks the other important step for American Lorain along with our sustained marketing and operating efforts in Japan as well as domestic China. France is in a central position in Europe’s food supply as well as logistics, and this acquisition will potentially enable American Lorain to achieve a strategic command of the whole chestnut industry value chain in Europe, yielding significant synergy together with American Lorain’s China operations. We will provide strong support for raw material as well as procurement of Asian food supplies in China, and will also be able to take full advantage of Athena’s existing sales channels in Europe to supply not only chestnuts but also other food products desired by the European market. American Lorain and Athena will jointly work in this strategic chance to develop new products with reduced cost in Europe’s chestnut and Asian foods market, and strengthen its leading position in Europe.”

About American Lorain Corporation

American Lorain Corporation’s products include chestnut products, convenience food products and frozen food products. The Company sells its products to most provinces in domestic China as well as numerous export markets in Asia and Europe. The Company operates through its five direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

At the Company:
American Lorain Corporation
Mr. David She, CFO
+86 539 731 7959
david.she@americanlorain.com
http://www.americanlorain.com